EXHIBIT 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (“this Second Amendment”) is made as of March 31, 2008, by and between ARE-QRS CORP., a Maryland corporation, having an address at 385 E. Colorado Blvd., Suite 299, Pasadena, California 91101 (“Landlord”), and EMERGENT PRODUCT DEVELOPMENT GAITHERSBURG INC., formerly known as Emergent Immunosolutions Inc. and as successor in interest to Antex Biologics, Inc., a Delaware corporation, having an address at Suite 100, 300 Professional Drive, Gaithersburg, Maryland 20879 (“Tenant”).

RECITALS

A.     Landlord and Tenant have entered into that certain Lease (“Original Lease”) dated as of December 1, 1998, as amended by a First Amendment to Lease dated as of September 30, 2004 (“First Amendment”; the Original Lease and the First Amendment are hereinafter collectively referred to as the “Lease”), wherein Landlord leased to Tenant certain premises (“Premises”) located at 300 Professional Drive, Gaithersburg, Maryland 20879, as more particularly described in the Lease.

B.        The Lease expires on November 30, 2008. Tenant desires to extend the term of the Lease for a period of 1 year so that it will expire on November 30, 2009, and Landlord is willing to extend the term of the Lease on the terms herein set forth.

AGREEMENT

NOW, THEREFORE, the parties hereto agree that the Lease is amended as follows:

1.         Extension of Term. Effective as of the date hereof, the definition of Term Expiration Date in Section 2.1.7(c) of the Lease is hereby amended by deleting that definition in its entirety and replacing it with the following new definition:

(c)	Term Expiration Date: November 30, 2009, subject to extension as set forth in
Section 41 or to earlier termination as otherwise provided herein.

2.      Tenant Notices. Effective as of the date hereof, Section 2.1.11 of the Lease is hereby deleted in its entirety and replaced with the following new Section 2.1.11:

2.1.11	Address for Notices to Tenant:
300 Professional Drive, Suite 100
Gaithersburg, MD 20879
Attention: Terry Boykin

With a copy to:

Emergent BioSolutions Inc.
c/o Denise Esposito
2773 Research Blvd., Suite 400
Rockville, MD 20850

3.      Improvement Rent. Effective as of the date hereof, Section 5.3 of the Lease is hereby deleted in its entirety.

4.      Rent Credit. Effective as of the date hereof, Section 5.4 of the Lease is hereby amended by deleting and replacing the reference to “120” therein with “132”. All remaining terms of Section 5.4 shall remain unchanged.

5.      Extension Right. Effective as of the date hereof, Section 41 the Lease is hereby deleted in its entirety and replaced with the following new Section 41:

41.    Extension Right. Tenant shall have the right (“Extension Right”) to extend the term of this Lease for 5 years (“Extension Term”) on the same terms and conditions as this Lease (other than Basic Annual Rent). Upon the commencement of the Extension Term, Basic Annual Rent shall be an amount equal to the product of $23.75 per rentable square foot multiplied by the rentable square footage of the Premises, and thereafter shall be adjusted on each anniversary of the commencement of the Extension Term by 3%. No Improvement Rent shall be payable by Tenant during the Extension Term.

41.1          Personal Right. The Extension Right is personal to Emergent Immunosolutions, Inc. and is not assignable separate and apart from this Lease.

41.2          Notice. The Extension Right is conditional on Tenant giving Landlord written notice of Tenant’s election to exercise the Extension Right at least 9 months prior to the expiration of the initial Term (i.e., the initial Term expires on November 30, 2009).

41.3          Defaults. Notwithstanding anything set forth above to the contrary, the Extension Right shall not be in effect and Tenant may not exercise the Extension Right (a) during any period of time that Tenant is in default under any provision of this Lease that is monetary in nature; or (b) if Tenant has been in default under any provision of this Lease 3 or more times, regardless of whether the defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right.

41.4          Default After Exercise. The Extension Right shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (a) Tenant fails to timely cure any default by Tenant under this Lease; or (b) Tenant has defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, regardless of whether such defaults are cured.

6.	Miscellaneous.

6.1    Entire Agreement. This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

6.2    Binding Effect. This Second Amendment is binding on and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

6.3    Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

6.4    Reaffirmation. Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment except as necessary to give effect to this Section. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Regardless of whether specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

6.5    Broker. Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent, or other person (collectively “Broker”) in connection with this transaction, and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT:

EMERGENT PRODUCT DEVELOPMENT GAITHERSBURG INC.,

a Delaware corporation

By: /s/Daniel J. Abdun-Nabi

Name: Daniel J. Abdun-Nabi

Title: Secretary

LANDLORD:

ARE-QRS CORP.,
a Maryland corporation

By: /s/Jackie Clem

Name:Jackie Clem

Title:VP RE Legal Affaris